UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 28, 2007

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

On June 28, 2007, David J. Vander Zanden, Chief Executive Officer of School Specialty, Inc., adopted a trading plan designed to satisfy the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 in order to facilitate the exercise of certain options to purchase shares of School Specialty, Inc. common stock and the sale of the shares of School Specialty, Inc. common stock acquired upon exercise. The trading plan was established as part of Mr. Vander Zanden’s individual long-term strategy for asset diversification and to facilitate the exercise of options expiring in the near term.

The trading plan provides for periodic exercises of options to purchase shares of School Specialty, Inc. common stock beginning in July 2007 and ending in December 2007. In the aggregate, the trading plan provides for the exercise of non-qualified stock options to purchase 225,404 shares of School Specialty, Inc. common stock, of which 222,068 options expire in June 2008 and 3,336 options expire in June 2009. Shares of School Specialty, Inc. common stock acquired will be sold on the open market at prevailing prices, subject to minimum price thresholds, as provided for in the trading plan.

The transactions under the trading plan will be disclosed publicly in Form 144 and Form 4 filings with the Securities and Exchange Commission.

Mr. Vander Zanden also holds incentive stock options to purchase 33,115 shares of School Specialty, Inc. common stock that expire within the next two years. As of the date of this report, it is Mr. Vander Zanden’s intention to exercise such incentive stock options using the proceeds from the sale of shares under the trading plan.

Except as may be required by law, School Specialty, Inc. does not undertake to report future trading plans adopted by its officers or directors, or to report modifications, terminations or transactions or other activities under the trading plan of Mr. Vander Zanden or any other officer or director of School Specialty, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: July 2, 2007	By: /s/ Kevin L. Baehler
Kevin L. Baehler Vice President, Interim Chief Financial Officer